EXHIBIT 4.4

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF THE

SERIES A SENIOR CONVERTIBLE PREFERRED STOCK

OF

NEXTWAVE WIRELESS INC.

(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

We, Allen Salmasi, President, and Frank A. Cassou, Secretary, of NextWave Wireless Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), in accordance with Section 151 of the GCL, do hereby certify as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation ( the “Certificate of Incorporation”) authorizes the issuance of up to twenty-five million (25,000,000) shares of preferred stock, $0.001 par value (the “Preferred Stock”), in one or more series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated and expressed in a resolution or resolutions providing for the creation and issuance of any such series adopted by the Board of Directors of the Corporation prior to the issuance of any shares of such series, pursuant to authority expressly vested in the Board of Directors by the Certificate of Incorporation.

SECOND: A duly constituted Committee of the Board of Directors of the Corporation, vested with the full power of the Board of Directors in respect of the matters described herein, at a meeting held on March 27, 2007, duly adopted the following resolution authorizing the creation of a new series of such Preferred Stock, to be known as “Series A Senior Convertible Preferred Stock,” and setting forth the number of shares thereof, and the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, as follows:

BE IT RESOLVED, that the terms of the Series A Senior Convertible Preferred Stock shall be as follows:

1.  Series A Senior Preferred Stock

1.1  Designation. A series of Preferred Stock is hereby designated as “Series A Senior Convertible Preferred Stock” (the “Series A Preferred Stock”) and shall consist of 355,000 shares.

1.2  Rank

The Series A Preferred Stock shall, with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank senior to all Junior Stock.

1.3  The following terms, as used herein, shall have the following meanings:

“Asset Sales” means the sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition, including, without limitation, as distribution in respect of any Capital Stock (except the Series A Preferred Stock) or a capital contribution, by the Corporation or any of its Subsidiaries to any Person of any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, the Capital Stock of any of the Corporation’s Subsidiaries, it being understood for the avoidance of doubt that any disposition of the Capital Stock of the Corporation shall not be deemed an “Asset Sale.” In addition, the term “Asset Sale” shall exclude:

(i)  sales or other dispositions of obsolete, damaged, surplus, worn-out, condemned, unsuitable or not required property and equipment;

(ii)  licensing of intellectual property in the ordinary course of business;

(iii)  sale or transfer of cash or Cash Equivalents in the ordinary course of business;

(iv)  any surrender or waiver of contract rights or the settlement release or surrender of contract, tort or other litigation claims in the ordinary course of business; and

(v)  any sale or disposition of property or assets by a Subsidiary to the Corporation or a Wholly-owned Subsidiary or by a Subsidiary that is not a Wholly-owned Subsidiary to another Subsidiary that is not a Wholly-owned Subsidiary.

“Business Day” means any day that is not a Legal Holiday.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof or similar governing body.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with U.S. GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

“Conversion Price” means $11.05, subject to adjustment as provided for in Section 5.

“Dividend Period” shall mean the period from, and including, the Original Issue Date to, but not including, the first Dividend Payment Date and thereafter, each quarterly period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date.

“Dividend Rate” shall mean 7.5% per annum, subject to adjustment as follows: (i) upon the occurrence and during the continuance of a Trigger One Event, such rate shall be 10% per annum; (ii) upon the occurrence and during the continuance of a Trigger Two Event (whether after any occurrence of a Trigger One Event, or not), such rate shall be 15% per annum; provided, however, that if from and after the date hereof three Trigger Two Events occur involving the failure by the Corporation to comply with subsection 4.3 hereof in connection with the incurrence of Indebtedness, the creation of Capital Stock or an Asset Sale in each case involving an amount in excess of $10 million dollars, such rate shall from and after the date of such third Trigger Two Event be 15% per annum; and (iii) upon the occurrence of a Trigger Three Event (whether after any occurrence of a Trigger One Event or Trigger Two Event, or not), such rate shall from and after such date be 18% per annum. For clarity, following the cure of the default by the Corporation giving rise to a Trigger One Event or a Trigger Two Event (except as provided in clause (ii) above), the Dividend Rate shall be 7.5% per annum (unless another Trigger One Event or Trigger Two Event has occurred and not been cured).

“Fair Market Value Price” means an amount equal to the per share closing price of the Corporation’s Common Stock (or if no closing sale price is reported, the average of the closing bid and closing ask prices) (i) on any national securities exchange on which the Corporation’s Common Stock is listed (as reported by Bloomberg, or, if not reported thereby, any other authoritative source), or (ii) if the Corporation’s Common Stock is not listed on a national securities exchange, quoted in the Over-The-Counter Market Summary, in either case on the trading day immediately prior to the relevant determination date. In the absence of such a listing or quotation, the Fair Market Value Price shall be determined in good faith by the Board of Directors of the Corporation.

“FCC License” means any paging, mobile telephone, specialized mobile radio, microwave, personal communications services or other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by the FCC, including authorizing or permitting the acquisition, construction or operation of any Wireless Communications System.

“FCC Rules” means all rules, regulations, written policies, orders and decisions of the FCC adopted under the Communications Act of 1934, as amended, in each case as from time to time in effect.

“Indebtedness” means, as applied to any Person, (i) all obligations for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with United States Generally Accepted Accounting Principles as then in effect (“U.S. GAAP”), (iii) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, trade payables incurred in the ordinary course of business, volume based vendor arrangements accounted for as deferred income on the balance sheet of the Corporation and obligations under earn-out arrangements which are not yet earned), (iv) all obligations evidenced by notes, bonds (other than performance or surety bonds), debentures or other similar instruments, in each case measured as of any date of determination as the greater of the then outstanding principal amount or the amount of such Indebtedness due and payable as of the maturity date of such instrument, (v) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (vi) all obligations, contingent or otherwise, as an account party under any letter of credit or under acceptance, letter of credit or similar facilities to the extent not reflected as trade liabilities on the balance sheet of such Person in accordance with U.S. GAAP, (vii) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any class of preferred stock issued by any Subsidiary of the Corporation, (viii) all contingent obligations in respect of obligations of the kind referred to in clauses (i) through (vi) above, including, without limitation, any guarantee or surety in respect thereof, and (ix) all indebtedness secured by any lien on property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Junior Stock” shall mean all classes of common stock of the Corporation and each other class or series of capital stock established after the Original Issue Date, the terms of which expressly provide that such class or series will rank junior to the Series A Preferred Stock, either as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation, or both.

“Legal Holiday” means a Saturday, Sunday or day on which banks and trust companies in the principal place of business of the Corporation or in New York are not required to be open.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other agency.

“Qualified Public Offering” means a registered public offering at a price per share greater than the Reference Price resulting in at least $300 million in aggregate net proceeds to the Corporation.

“Record Date” shall mean, with respect to any dividend, the date designated by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such Record Date shall not be more than thirty (30) days nor less than ten (10) days prior to the respective Dividend Payment Date or such other date designated by the Board of Directors for the payment of dividends.

“Reference Price” means $10.05, subject to adjustment as provided in Section 5.

“Shelf Registration Statement” has the meaning defined in the Registration Rights Agreement, dated as of March 27, 2007, among the Corporation and the purchasers party thereto.

“Spectrum Lease” means any lease, license, agreement or other arrangement to which the Corporation or any of its Subsidiaries is now or may hereafter become a party pursuant to which the Corporation or any of its Subsidiaries leases, licenses or otherwise acquires or obtains any rights, whether exclusive or non-exclusive, with respect to radio frequency specified in an FCC License, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Stated Value” means, with respect to any share of Series A Preferred Stock, (a) $1,000 plus (b) any Capitalized Dividends on share of Series A Preferred Stock.

“Subsidiary” means any Person of which any other Person directly or indirectly owns voting securities, other voting rights or voting partnership interests which are sufficient to elect at least a majority of such first Person’s board of directors or other governing body (or, if there are no such voting interests, the second Person directly or indirectly owns 50% or more of the equity interest of such first Person).

“Threshold Price” means 200% of the then existing Conversion Price; provided, however, the Threshold Price shall be adjusted to equal 150% of the then existing Conversion Price upon the earlier of: (x) the third anniversary of the Original Issue Date, and (y) the first Trading Day after the Corporation has consummated a Qualified Public Offering.

“Trigger One Event” shall mean the failure by the Corporation to (i) pay the entire amount of any dividend in respect of the Series A Preferred Stock on each Dividend Payment Date occurring after the fourth anniversary of the Original Issue Date, whether or not declared by the Board of Directors or legally eligible to be paid, and the continuation of any such nonpayment for thirty (30) calendar days after such Dividend Payment Date or (ii) file the Shelf Registration Statement on or prior to July 31, 2007, or (iii) cause the Shelf Registration Statement to become or be declared effective on or prior to November 30, 2007.

“Trigger Two Event” shall mean the failure by the Corporation to comply with any of the Class Protective Provisions contained in subsection 4.3.

“Trigger Three Event” shall mean the failure by the Corporation to comply with any of the provisions contained in subsection 5.2 or Section 6.

“Wholly-owned Subsidiary” means any Subsidiary of which 100% of the Capital Stock is owned directly by the Corporation or one or more Wholly-owned Subsidiaries.

2.  Dividend Rights

2.1  Series A Preferred Stock.

(a)  To the fullest extent that funds are legally available therefor, the holders of Series A Preferred Stock shall be entitled to receive on each Dividend Payment Date, when, as and if declared by the Board of Directors of the Corporation, dividends as set forth in this subsection 2.1. Such dividends shall be payable by the Corporation in an amount per share (the “Per Share Dividend Amount”) equal to the product of (i) (A) the then applicable Dividend Rate times (B) a fraction the numerator of which is the number of days in such Dividend Period and the denominator of which is three hundred sixty (360) and (ii) the then existing Liquidation Preference. With respect to any Dividend Payment Date occurring prior to the fourth anniversary of the Original Issuance Date, the Corporation may elect to declare and pay the Per Share Dividend Amount in cash; provided, however, that to the extent dividends are not declared and paid in cash, all or such portion of the Per Share Dividend amount shall be added to the Stated Value of each share of Series A Preferred Stock as of such Dividend Payment Date (the “Capitalized Dividends”). The Corporation shall deliver a written notice to each holder (the date of receipt of such notice by the holder, the “Dividend Notice Date”) of Series A Preferred Stock no later than ten (10) Business Days prior to the applicable Dividend Payment Date if the Corporation elects to pay such dividend in cash.

(b)  From and after the fourth anniversary of the Original Issuance Date, to the fullest extent that funds are legally available therefor, the holders of Series A Preferred Stock shall be entitled to receive on, the Corporation shall be required to pay on, and the Board of Directors shall be required to declare for, each Dividend Payment Date, cash dividends in an amount per share equal to the then applicable Per Share Dividend Amount. Such cash dividends are mandatory and must be declared and paid; provided, however, that if funds are not legally available to pay the entire dividend owed on any Dividend Payment Date, such dividend shall be paid to the fullest extent that funds are legally available therefor. Any unpaid cash dividends on the Series A Preferred Stock pursuant to this subsection 2.1(b), whether or not declared, shall be cumulative and shall accrue and compound on a quarterly basis at the then applicable Dividend Rate

(c)  Dividends shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), commencing on June 30, 2007. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day which shall be deemed the Dividend Payment Date for such Dividend Period. Dividends shall be paid to the holders of record of the Series A Preferred Stock as their names shall appear on the share register of the Corporation on the Record Date for such dividend. Dividends in respect of any Dividend Period which is less than or greater than a full Dividend Period in length will be computed on the basis of a ninety (90) day quarterly period and actual days elapsed in such Dividend Period. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to holders of record on the Record Date therefor. In respect of any partial cash dividends, such cash dividends shall be distributed pro rata to all outstanding shares of Series A Preferred Stock.

(d)  Without the prior written consent of at least seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock, for so long as at least twenty-five percent (25%) of the issued shares of the Series A Preferred Stock remain outstanding, no cash dividend may be paid on any Junior Stock. Notwithstanding the foregoing, nothing in this Certificate of Designation shall prevent the Corporation from purchasing, redeeming or otherwise acquiring shares of Common Stock (or securities exercisable for or convertible into Common Stock) made for purposes of an employee incentive or benefit plan of the Corporation, including, without limitation, the acquisition upon exercise of stock options, warrants or rights to acquire Capital Stock if the security acquired represents a portion of the exercise price thereof and acquisitions from employees under any such employee incentive or benefit plan or to permit the acquisition of shares of Common Stock upon exercise of other options, warrants or rights to acquire Capital Stock if the security acquired represents a portion of the exercise price thereof.

(e)  In the event that the Corporation declares or pays or sets apart for payment on any Capital Stock (other than on the Series A Preferred Stock) any dividends payable in cash or any other property (except for dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock, or rights to acquire such stock, together with cash in lieu of fractional shares as contemplated by subsection 2.1(c)), the Corporation shall also declare and pay to the holders of the Series A Preferred Stock at the same time that it declares and pays or sets apart for payment to the holders of such Capital Stock, a dividend consisting of the cash or other property which would have been declared and paid or set apart for payment with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock had all of the outstanding shares of Series A Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as to which the record holders of the Capital Stock entitled to such dividends are to be determined.

2.2  Notwithstanding anything to the contrary contained in this Certificate of Designation, the Corporation agrees that the terms contained herein providing for the rights of the holders of the Series A Preferred Stock to, without limitation, receive payments as dividends in respect of the Liquidation Preference, convert their shares or to have their shares redeemed, in each case upon the terms contained herein, are critical to the holders’ decision to invest and hold the Series A Preferred Stock, and that any increase in the Dividend Rate provided for herein will not fully compensate the holders in the event they are not able to fully obtain all of their rights hereunder. As a result, notwithstanding any increase in the Dividend Rate or payment in respect thereof, the holders shall continue to have any and all legal right to compel the Corporation to comply with the terms hereof by taking any and all legal actions available to them to enforce their rights hereunder.

3.  Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

3.1  Series A Preferred Stock. The holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, an amount per share equal to the greater of (i) the Stated Value per share of Series A Preferred Stock plus any accrued but unpaid dividends on the Series A Preferred Stock, plus any other amounts payable pursuant to Section 6 but unpaid as of such date (the “Liquidation Preference”), prior and in preference to any payment or distribution of any Available Funds and Assets on any shares of any Junior Stock of the Corporation or any Subsidiary (or any setting apart of any payment or distribution) and (ii) the amount that would have been received pursuant to subsection 3.2 if such share of Series A Preferred Stock had been converted into Common Stock immediately prior to the date on which holders of Common Stock shall become entitled to such payment or distribution, without giving effect to the prior payment of any Liquidation Preference pursuant to this subsection 3.1. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of the aggregate Liquidation Preference described in this subsection, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof.

3.2  Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of the Liquidation Preference described above in subsection 3.1, then all such remaining Available Funds and Assets shall be distributed to the holders of Junior Stock (other than Common Stock) pursuant to their respective terms; and finally, pro rata among the holders of Common Stock according to the number of shares of Common Stock held by each holder thereof.

3.3  Deemed Liquidation. The following events shall be deemed a liquidation, dissolution, or winding up of the Corporation, as those terms are used in this Section 3 (each a “Deemed Liquidation”), unless in connection with any such transaction the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock vote as a class that this subsection 3.3 not apply, in which case the provisions of subsection 5.7 shall apply:

(a)  Any merger, reorganization, consolidation or recapitalization transaction or series of transactions, whether or not the Corporation is the surviving or continuing corporation in such transaction; provided that such transaction or series of related transactions shall not be a Deemed Liquidation if the stockholders of the Corporation immediately prior to such transaction or transactions will, immediately after such transaction or transactions (by virtue of securities issued as consideration for the transaction or otherwise) hold at least 50% of the voting power of the surviving, continuing or purchasing entity in substantially the same relative proportions as existed prior to such transaction or series of transactions.

(b)  Any merger, reorganization, consolidation or recapitalization transaction or series of transactions in which any shares of Series A Preferred Stock are converted into any other property or security other than shares of Common Stock.

(c)  Any Person or group (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) shall become the beneficial owner (as so defined), directly or indirectly, of shares representing more than fifty percent (50%) of the aggregate voting power represented by the issued and outstanding Capital Stock of the Corporation.

(d)  Any sale, lease or other disposition of all or substantially all of the assets (tangible or intangible) of the Corporation. Notwithstanding anything to the contrary contained in this subsection 3.3(d), the provision of this clause (d) shall only apply during the following periods: (x) prior to the date on which the Asset Sale Threshold Amount has been meet, or (y) on any date after the twenty day period contemplated by the penultimate sentence of subsection 6(a).

In the event of a Deemed Liquidation (unless in connection with any such transaction the requisite holders of the then outstanding shares of Series A Preferred Stock have voted as a class that this subsection 3.3 not apply), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid an amount per share equal to the greater of (i) 120% of the Liquidation Preference prior and in preference to any payment or distribution of any Available Funds and Assets on any shares of any Junior Stock of the Corporation or any Subsidiary (or any setting apart of any payment or distribution) and (ii) the amount that would have been received if such share of Series A Preferred Stock had been converted into Common Stock immediately prior to the date on which holders of Common Stock shall become entitled to any payment in connection with such Deemed Liquidation event.

3.4  Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are in a form other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:

(a)  The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)  if the securities are then traded on a national securities exchange or listed on the Nasdaq Global Market (“Nasdaq”) (or any national stock exchange or national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) day period ending three (3) days prior to the distribution; and

(ii)  if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the twenty (20) calendar day period ending three (3) trading days prior to the distribution; and

(iii)  if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(b)  The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

4.  Voting Rights.

4.1  Series A Preferred Stock. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 5 below at the date such vote is taken or any written consent of stockholders is solicited.

4.2  Scope. Each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided herein or as required by applicable law. Except as otherwise expressly provided herein or as required by applicable law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

4.3  Class Protective Provisions.

(a)  As long as at least 25% of the issued shares of Series A Preferred Stock remain outstanding, and until the date on which the Corporation provides an Asset Sale Notice pursuant to subsection 6(a), the Corporation shall not (either voluntarily or involuntarily, including by merger or otherwise), and shall not permit any of its Subsidiaries to, without the approval of the holders of shares representing at least seventy-five percent (75%) of the Series A Preferred Stock then outstanding:

(i)  directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, Indebtedness outstanding at any one time in excess of an amount equal to the sum of (x) $500 million plus (y)  33% of the net proceeds from the closing of a registered public sale of Common Stock for the account of the Corporation since the Original Issue Date at a per share purchase price of at least the Reference Price, which total aggregate amount in respect of clauses (x) and (y) shall include amounts of Indebtedness outstanding on the Original Issue Date, except that:

(1)  the Corporation may become and remain liable with respect to Indebtedness to any Wholly owned Subsidiary, and any Subsidiary may become and remain liable with respect to Indebtedness to the Corporation or any Wholly owned Subsidiary;

(2)  the Corporation and its Subsidiaries, as applicable, may become and remain liable with respect to Capital Leases, obligations owed for all or any part of the deferred purchase price of property or services and Indebtedness creating or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired in an aggregate principal amount not in excess of $100 million at any time outstanding;

(3)  the Corporation and its Subsidiaries may incur short-term Indebtedness to the Federal Communications Commission and any successor thereto (“FCC”) in respect of the purchase price of FCC Licenses acquired by a Subsidiary pursuant to FCC auctions, provided that all such Indebtedness is terminated and the related purchase amounts are paid in full when payment is due in accordance with FCC Rules; and

(4)  the Corporation and its Subsidiaries may become and remain liable with respect to Indebtedness arising in the ordinary course of business consistent with past business practices under Spectrum Leases in the 2.5 GHz band that are Capital Leases under U.S. GAAP; or

(ii)  create, issue, or authorize the issuance of any Capital Stock having any rights to dividends or distributions (including any redemption, repurchase or exchange), or any rights upon a Liquidation, or any other rights or preferences, that rank prior to or on a parity with, or could under any circumstances, be equal to or more favorable than, the rights of the Series A Preferred Stock; or

(iii)  consummate any Asset Sale involving the receipt of gross proceeds of, or the disposition of assets worth, in each case based on the fair market value thereof, as determined in good faith by the Board of Directors, $500 million or more (measured in the aggregate including all Asset Sales from and after the Original Issue Date), such $500 million aggregate amount, herein the “Asset Sale Threshold Amount”.

(b)  As long as at least 25% of the issued shares of Series A Preferred Stock remain outstanding, the Corporation shall not (either voluntarily or involuntarily, including by merger or otherwise), and shall not permit any of its Subsidiaries to

(i)  (A) distribute any rights or warrants to all holders of the Corporation’s Common Stock entitling them to purchase (for a period expiring within 60 days), shares of Common Stock at a price per share less (or having a conversion price per share less) than the Fair Market Value Price on the ex-dividend date for such distribution (except for distributions that the holders of the Series A Preferred Stock may participate in on a basis and with the notice that the Corporation’s Board of Directors determines to be fair and appropriate), or (B) consummate any sale of Common Stock for an amount less than the Fair Market Value Price on the related pricing date for such sale, except for (1) the issuance of shares of Common Stock for cash in any underwritten public offering pursuant to a registration statement declared effective under the Securities Act; (2) the issuance of shares of Common Stock pursuant to any adjustment provided for in Section 5; (3) Common Stock or options to purchase Common Stock issued to employees, officers, directors or consultants of the Corporation or any Subsidiary pursuant to the terms of any of the NextWave Wireless Inc. 2005 Stock Incentive Plan, the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan, CYGNUS Communications, Inc.’s 2004 Stock Option Plan and the 2005 PacketVideo Equity Incentive Plan (as in effect on the date hereof); provided, however, that all of such Common Stock and options are issued for not less than (or have an exercise price equal to not less than) the Fair Market Value Price of such Common Stock as of the grant date; (4) Capital Stock issued pursuant to transactions involving technology licensing, research or development activities, the use or acquisition of strategic assets, properties or rights, or the distribution, manufacture or marketing of the Corporation’s products, which transactions are for non-financing purposes; provided, that Capital Stock issued pursuant to this clause (4) may not exceed 0.5% of the Common Stock (on a fully diluted basis); (5) Capital Stock issued in private placements for per share consideration equal to at least 80% of the then-applicable Fair Market Value Price; provided, that the aggregate net proceeds to the Corporation from such private placements shall not exceed $200 million; provided, further that the applicable per share consideration shall not be less than the Reference Price; and (6) Capital Stock issued upon the exercise of conversion or exchange rights, options or subscription calls, warrants, commitments or claims.

5.  Conversion Rights. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

5.1  Conversion at the Holder’s Option

(a)  At the option of the holder thereof, each share of Series A Preferred Stock may be converted without the payment of additional consideration, at any time or from time to time prior to the close of business on the Business Day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

(b)  Each holder of shares of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates representing such shares of Series A Preferred Stock, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock, or the holder shall notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and deliver an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and in each case shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly, but in any event within five (5) Trading Days, (i) (A) provided that the Corporation's transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company's (the “Depository”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with the Depository through its Deposit Withdrawal Agent Commission system or (y) if the Transfer Agent is not participating in the Depository’s Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the holder's notice of conversion, a certificate or certificates, representing the number of shares of Common Stock to which such holder is entitled upon such conversion and, (ii) if applicable, a certificate or certificates representing the balance of such number of shares of Series A Preferred Stock not being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

5.2  Mandatory Conversion.

(a)  From and after the date that is eighteen (18) months following the Original Issue Date, on any day on which the closing price of the Corporation’s shares of Common Stock that are then listed on the Nasdaq Global Market (or a similar national securities exchange) (a “Trading Market”) is in excess of the Threshold Price for any twenty (20) Trading Days (as hereinafter defined) in the immediately preceding thirty (30) consecutive Trading Day period (any such date, a “Share Threshold Condition Date”); the Corporation will have the option on such date to begin the conversion notification process described below with respect to no less than twenty-five percent (25%) of the then outstanding shares of Series A Preferred Stock within five (5) Business Days of any such Share Threshold Condition Date; provided, that if the Corporation shall consummate a Qualified Public Offering, the Share Threshold Condition Date shall not occur until the closing price is in excess of the Threshold Price for any twenty (20) Trading Days in a thirty (30) day consecutive Trading Day period following such Qualified Public Offering; provided, further, that the Corporation shall not be entitled to deliver a Conversion Notice (as defined below) unless a Shelf Registration Statement has been effective from the commencement of the twenty (20) Trading Day Period referred to above through the date of the Conversion Notice, except to the extent that the shares of Common Stock issuable upon conversion of the Series A Preferred Stock are eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended. The Corporation shall provide forty-five (45) days advance written notice of its election to begin the conversion process (the “Conversion Notice”) to the holders of the Series A Preferred Stock at their addresses last shown on the records of the Corporation’s transfer agent (or the records of the Corporation, if it serves as its own transfer agent). Any such Conversion Notice shall also serve as the redemption notice pursuant to subsection 6(b). In the event any such Conversion Notice provides for the conversion of less than all of the outstanding Series A Preferred Stock, such Conversion shall be made on a pro rata basis. The Corporation may not issue a Conversion Notice more than once in any 90 day period. For the purpose of this Certificate of Designation, a “Trading Day” is a day on which the Nasdaq, or if the Corporation’s shares of Common Stock cease to be quoted on the Nasdaq (or a similar national securities exchange or national quotation system), the principal national securities exchange on which the Corporation’s securities are listed, is open for trading. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

(b)  On the forty-sixth (46th) day after the date of a Conversion Notice and provided that the shares of Common Stock issued upon conversion are registered on a Shelf Registration Statement which is then effective or are eligible for resale pursuant to Rule 144(k), the designated amount of outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically and on a pro rata basis without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however that any shares held by a holder of Series A Preferred Stock who has made a Participating Election (as defined in subsection 6(b)) with respect to such shares shall not be converted; provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of any such shares of Series A Preferred Stock, the holders of such shares of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, the Corporation shall promptly, but in any event within five (5) Trading Days, (i) (A) provided that the Transfer Agent is participating in the Depository's Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with the Depository through its Deposit Withdrawal Agent Commission system or (y) if the Transfer Agent is not participating in the Depository’s Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the holder's notice of conversion, a certificate or certificates, representing the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were converted on the date on which such automatic conversion occurred and, (ii) if applicable, a certificate or certificates representing the balance of such number of shares of Series A Preferred Stock not subject to automatic conversion.

5.3  Conversion Price. Each share of Series A Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the then existing Liquidation Preference by the Conversion Price that is in effect at the time of conversion (the “Conversion Ratio”). The Corporation may make such decreases in the Conversion Price, in addition to those required by this Section 5, as the Board of Directors considers advisable in order to avoid or diminish any income tax to any holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

5.4  Adjustment Upon Common Stock Event. The Conversion Price and Reference Price shall each be subject to adjustment from time to time as provided below. Following each adjustment thereof, such adjusted Conversion Price and Reference Price shall remain in effect until a further adjustment of such Conversion Price and Reference Price hereunder. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price and Reference Price shall simultaneously with the happening of such Common Stock Event, be adjusted by multiplying such price in effect immediately prior to such Common Stock Event by a fraction:

(a)  the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and

(b)  the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event.

The Conversion Price and Reference Price for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the date on which the first share of Series A Preferred Stock is issued by the Corporation (the “Original Issue Date”), (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5.5  Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event then, in each such event, provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

5.6  Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or series of stock or other securities or property, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event provided for in subsection 5.4 or a stock dividend provided for in subsection 5.5 or a reorganization, merger or consolidation provided for in subsection 5.7), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof; provided, however, that if the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change does not consist of publicly traded securities of the Corporation or its successor traded on a Trading Market, such recapitalization, reclassification or change may, at the election of a holder, constitute a Deemed Liquidation event under Section 3.3 and such holder shall be entitled to receive any amounts payable upon the occurrence of such Deemed Liquidation event in accordance with such section.

5.7  Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation involving a transaction with another entity (i.e. not including a Common Stock Event provided for in subsection 5.4 or a stock dividend provided for in subsection 5.5 or a recapitalization or reclassification or other event provided for in subsection 5.6) or a merger or consolidation of the Corporation with or into another entity, then, as a part of such reorganization, merger or consolidation, provision shall be made so that, if the Corporation is not the surviving entity in such transaction, the surviving entity shall assume the obligations of the Corporation under this Certificate of Designation, Preferences and Rights and the holders of the Series A Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation; provided, however, that if the stock and other securities of the Corporation, or of such successor corporation, receivable upon such reorganization, merger or consolidation does not consist of publicly traded securities of the Corporation or its successor traded on a Trading Market, such reorganization, merger or consolidation may, at the election of a holder, constitute a Deemed Liquidation event under subsection 3.3 (to the extent such event is not already governed under subsection 3.3 and the holders of Series A Preferred Stock have elected to make subsection 3.3 inapplicable) and such holder shall be entitled to receive any amounts payable upon the occurrence of such Deemed Liquidation event in accordance with such section. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price and Reference Price then in effect and number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 5.7 shall similarly apply to successive reorganizations, mergers and consolidations.

5.8  Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price, the Corporation, at its expense, shall cause its chief financial officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder’s address as shown in the Corporation’s books.

5.9  Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance to any holder of a fractional share, then, in lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

5.10  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.11  Notices. Any notice required by the provisions of the Certificate of Incorporation to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

5.12  Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered.

6.  Redemption of Series A Convertible Preferred Stock

(a)  In the event an Asset Sale would result in aggregate proceeds to the Corporation from Asset Sales since the Original Issue Date equal to or in excess of the Asset Sale Threshold Amount and such Asset Sale does not receive the requisite approval of the holders of the Series A Preferred Stock (an “Asset Threshold Event”), the Corporation must either (i) not consummate such Asset Sale or (ii) elect within five (5) Business Days of such Asset Threshold Event to redeem all shares of Series A Preferred Stock in accordance with the procedures set forth in this subsection 6(a) (an “Asset Sale Redemption Election”) at a redemption price equal to 120% of the then existing Liquidation Preference (the “Asset Sale Redemption Price”), such amount to be paid in cash. Upon the occurrence of any such Asset Sale Redemption Election, the Corporation must provide written notice within twenty (20) days after the occurrence thereof to the holders of Series A Preferred Stock at their addresses last shown on the records of the Corporation’s transfer agent (or the records of the Corporation, if it serves as its own transfer agent), of the redemption and the Asset Sale Redemption Price (the “Asset Sale Notice”). If the Corporation has issued an Asset Sale Notice, the Corporation will redeem for cash all shares of the Series A Preferred Stock held by each holder who delivers written notice of its election to participate in the redemption to the Corporation within 20 days after receipt of the Asset Sale Notice (a “Asset Sale Participating Election”). If, at the termination of such 20 day-period, any holder has not delivered an Asset Sale Participating Election to the Corporation, such holder shall be deemed to have waived all of their rights under this subsection 6(a). The holders of Series A Preferred Stock who have received an Asset Sale Notice shall be deemed to have given their consent to the Asset Sale effective on the date of the Asset Sale Notice whether or not such holders deliver an Asset Sale Participating Election.

(b)  If the Corporation has issued a Conversion Notice following the occurrence of any Share Threshold Condition Date, the Corporation will redeem for cash all shares of the Series A Preferred Stock indicated in such notice from each holder of shares of Series A Preferred Stock who elects to have such shares redeemed (in lieu of having such shares converted pursuant to subsection 5.2) at a redemption price per share of Series A Preferred Stock equal to 130% of the then existing Liquidation Preference (the “Redemption Price”). Each holder of Series A Preferred Stock may exercise its redemption rights under this subsection 6(b) by delivering written notice of its election to participate in the redemption to the Corporation within 20 days after receipt of the Conversion Notice (a “Participating Election”). If, at the termination of such 20 day-period, any holder has not delivered a Participating Election to the Corporation, such holder shall be deemed to have elected to convert their shares of Series A Preferred Stock in accordance with the terms of subsection 5.2. Notwithstanding anything to the contrary contained in this Section 6(b), in connection with any particular Conversion Notice, the Corporation shall not be required to redeem more than fifty percent (50%) of the shares of the Series A Preferred Stock subject to any particular Conversion Notice.

(c)  If the number of shares covered by Participating Elections with respect to any particular Conversion Notice represents less than fifty percent (50%) of the number of shares of Series A Preferred Stock subject to that Conversion Notice, the holders of Series A Preferred Stock who have submitted Participating Elections shall have the right on a pro-rata basis (a “Top-up Right”) to cause the Corporation to redeem, to the extent of lawfully available funds, additional shares of Series A Preferred Stock held by such holders at the Redemption Price, until the total number of shares to be redeemed by the Corporation equals fifty percent (50%) of the number of shares of Series A Preferred Stock subject to that Conversion Notice. In order to exercise a Top-up Right, a holder must include in its Participating Election an irrevocable commitment to surrender a number of additional shares of Series A Preferred Stock held by it for redemption pursuant to the Conversion Notice. If a holder fails to include such commitment, such holder shall be deemed to have waived the Top-up Right. The Corporation shall redeem shares pursuant to the Top-up Right, if applicable, on a pro rata basis until the total number of shares to be redeemed by the Corporation equals the number of shares of Series A Preferred Stock subject to that Conversion Notice.

(d)  The Corporation will on March 28, 2017 (“Mandatory Redemption Date”), redeem for cash from each holder of Shares of Series A Preferred Stock, at a price per share equal to the then existing Liquidation Preference per share, plus any dividends unpaid thereon, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the “Mandatory Redemption Price”), all outstanding Shares of Series A Preferred Stock.

(e)  If the funds of the Corporation legally available for redemption of Series A Preferred Stock on any redemption date are insufficient to redeem the number of shares of Series A Preferred Stock required under this Section 6 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares of Series A Preferred Stock which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Series A Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series A Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

(f)  Promptly following the 30-day period during which holders may deliver a Participating Election and thirty (30) days prior to the Mandatory Redemption Date, the Corporation shall provide notice of the redemption of Series A Preferred Stock specifying the time and place of redemption and the Redemption Price or the Asset Sale Redemption Price or the Mandatory Redemption Price, as applicable, the Asset Sale Redemption Price, or the Mandatory Redemption Price, as applicable, by first class or registered mail, postage prepaid, to each holder of Series A Preferred Stock who has delivered a Participating Election, or, in the case of a redemption on the Mandatory Redemption Date, all holders of Series A Preferred Stock, at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not more than sixty (60) nor less than thirty (30) days prior to the date on which such redemption is to be made. If less than all Series A Preferred Stock owned by such holder is then to be redeemed, the notice will also specify the number of shares which are to be redeemed. The Corporation, upon mailing such notice or irrevocably authorizing the bank or trust company hereinafter mentioned to mail the same, may deposit an amount equal to the Redemption Price (or the Asset Sale Redemption Price, or the Mandatory Redemption Price, as applicable) with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 to be held in trust for payment to the holders of Series A Preferred Stock at any time after such deposit. Upon such deposit, or if no deposit is made, then from and after the date fixed for redemption (unless the Corporation shall default in paying the Redemption Price, the Asset Sale Redemption Price or the Mandatory Redemption Price, as applicable), the Series A Preferred Stock shall cease to be outstanding and the holders thereof shall cease to be stockholders with respect thereto. The balance of moneys deposited by the Corporation pursuant to this subsection 6(f) remaining unclaimed at the expiration of one (1) year following the redemption date shall thereafter be returned to the Corporation upon its request.

(g)  On or after any redemption date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the redemption notice, and thereupon the Redemption Price (or the Asset Sale Redemption Price or the Mandatory Redemption Price, as applicable) of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event of any lost, stolen or destroyed certificates, the record holder thereof shall deliver to the Corporation a notice indicating that such certificates have been lost, stolen or destroyed and an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. In the event that less than all of the shares represented by any stock certificate are redeemed, a new certificate shall be issued representing the shares held by the holder thereof immediately following such redemption.

7.  Miscellaneous

7.1  Consent of Required Holders. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, shall be required before the Corporation may: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock; or (b) increase or decrease (other than by conversion) the authorized number of shares of Series A Preferred Stock.

7.2  No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

7.3  Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

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IN WITNESS WHEREOF, said corporation has caused this Certificate of Designation, Preferences and Rights to be signed by Allen Salmasi, President, and attested by Frank A. Cassou, Secretary, as of this March 28, 2007.

/s/ Allen Salamasi Name: Allen Salmasi Title: President

ATTESTED:

By:/s/ Frank A. Cassou
Name: Frank A. Cassou
Title:  Secretary